Exhibit 99.1

FOR IMMEDIATE RELEASE

Gordmans Stores, Inc. Names Lisa C. Evans, Chief Merchandising Officer

OMAHA, Neb. – November 20, 2014: Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home decor retailer, today announced that effective January 5, 2015 Lisa Evans will join the company as Executive Vice President and Chief Merchandising Officer.

Andy Hall, President and CEO of Gordmans, commented, “Lisa is an exceptionally accomplished leader and merchant. Her experience in senior merchandising and branding leadership roles with world-class retail organizations positions her to make an immediate impact to the ongoing success of Gordmans. Being highly respected in the industry and vendor community, she will be pivotal in building stronger relationships with branded resources. We are thrilled to welcome Lisa to our senior leadership team.”

Ms. Evans comes to Gordmans with extensive experience as a senior merchandising leader. She was most recently the Executive Vice President and Brand Leader for Carters, a leading brand of children’s clothing. Previously, Lisa was Senior Vice President and General Merchandising Manager with Macy’s, where she oversaw a $680 million business which included dresses, suits, coats, junior’s and children’s. Her earlier experience included a variety of senior merchandising leadership roles with the Kaufmann’s and Foley’s divisions of the former May Company.

“Gordmans has a rich tradition and loyal guest base which, coupled with its unique market positioning, has the company primed for tremendous success,” commented Ms. Evans. “I am excited to join this talented team and to drive incremental shareholder value.”

Ms. Evans holds a Bachelor of Science with a double major in Marketing and Economics from Indiana University of Pennsylvania.

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes name brand apparel for all ages, footwear, handbags, fragrances, accessories, wall art, accent furniture, tabletop décor, floral and garden, candles, toys and more. Founded in 1915, Gordmans operates 98 stores in 58 markets and 21 states. For more information, visit gordmans.com. Connect with Gordmans on Facebook, Twitter, Pinterest and Instagram.

MEDIA CONTACT

Joan Lukas

Office: 402-895-2552 ext. 322

Cell: 402-917-3137

INVESTOR CONTACT

ICR, Inc.

Brendon Frey

(203) 682-8200